Exhibit 99.1

I hereby consent to be nominated for election as a director and/or selected as an executive officer of the Company and agree to serve if elected as a director and/or selected as an executive officer. I understand that the information that I am furnishing to you herein will be used by the Company in the preparation of its Periodic Filings as well as for additional purposes, such as state regulatory reports, throughout the fiscal year. Accordingly, I will promptly notify the Company of any changes in the foregoing answers.

8/4/16	/s/ Arthur L. Goldberg
Date	Signature

Arthur L. Goldberg
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